Exhibit 99.1
Gaming and Leisure Properties Announces Agreement to Sell the Operating Assets of The Meadows Racetrack and Casino to Pinnacle Entertainment for $138 Million
- Enters Into 29 Year Lease with Pinnacle for the Real Estate -

Wyomissing, PA.-March 29, 2016 - (BUSINESS WIRE) - Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI” or the “Company”) today announced that the Company has entered into an agreement to sell the entities holding the gaming licenses and operating assets of The Meadows Racetrack and Casino (“The Meadows”) located in Washington, Pennsylvania, a suburb of Pittsburgh, Pennsylvania, to Pinnacle Entertainment, Inc. (NASDAQ:PNK) (“Pinnacle”) for $138 million.

Peter M. Carlino, Chairman and Chief Executive Officer of Gaming and Leisure Properties, commented “As a premier operator of high quality regional gaming assets, Pinnacle is well suited to maximize the operating potential of The Meadows while the escalator provisions in the lease enable GLPI to participate in the long-term success of the property. This transaction allows us to unlock value in the asset while growing and diversifying our rental income.”

The 180,000 square foot casino, which opened in 2007, contains 3,170 slot machines, 74 table games and 11 poker tables. In addition to the casino, the property includes 11 casual and fine dining restaurants, bars and lounges, a 24-lane bowling alley and a 5/8 mile racetrack with a 500-seat grandstand. Additionally, a 155-room hotel, which is owned and operated by a third party operator, opened in April 2015 and is located adjacent to the casino.

At closing, the Company and Pinnacle will enter into a triple-net lease for The Meadows real estate assets with initial annual rent of $25.5 million, comprised of approximately $14.0 million base rent and approximately $11.5 million percentage rent. The initial term of the lease is 10 years, with the option to renew for three successive five year terms and a four year term. The lease contains an annual escalator provision for up to 5% of the base rent, with rent coverage thresholds of 1.8 in year one, 1.9 in year two and 2.0 in year three and thereafter. The escalator remains at 5% for ten years or until total rent is $31 million, at which point the escalator will be reduced to 2% annually thereafter. The percentage rent is adjusted every two years by 4% of the amount by which average property net revenue increases or decreases from the prior period. This lease is separate from the Master Lease agreed to by the two companies in GLPI’s proposed acquisition of substantially all of Pinnacle’s real estate assets and is not conditioned on successful completion of that acquisition. The sale price of the operating assets represents a multiple of approximately 6.4 times the property’s LTM operating EBITDA.

On December 16, 2015 the Company announced an amended agreement to acquire The Meadows Racetrack and Casino from Cannery Casino Resorts, LLC for $440 million, inclusive of $10 million previously paid and subject to certain adjustments. The Company intends to fund the transaction, net of proceeds received from the sale of the operating assets to Pinnacle, through a combination of debt and equity. The Company expects the acquisition of The Meadows and the sale of the entities holding the gaming licenses and operating assets to occur on the same business day. Both transactions are subject to and require approval from the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission and are expected to close in the late third quarter of 2016.

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in "triple net" lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by aggressively pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI is the first gaming-focused REIT.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as "expects," "believes," "estimates," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing the planned acquisition of The Meadows Racetrack and Casino; GLPI’s ability to successfully transfer of operating assets, licenses and permits to Pinnacle; GLPI's ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to diversify into different businesses, such as hotels, entertainment facilities and office space; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI's Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as amended and as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI's behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact
Investor Relations

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com